Exhibit (j)




                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated February 18, 2004, relating to the financial statements and financial highlights which appear in the December 31, 2003 Annual Reports to Shareholders of Harris Associates Large Cap Value Fund (formerly Harris Associates Growth and Income Fund), a series of CDC Nvest Funds Trust II. The financial statements and financial highlights are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Independent Accountants" in such Registration Statement.



/s/PricewaterhouseCoopers LLP
Boston, Massachusetts
April 29, 2004